[BankFinancial Corporation Logo]

FOR IMMEDIATE RELEASE

     BankFinancial Corporation Extends and Expands Share Repurchase Program

     Burr Ridge, Illinois - (March 26, 2007) BankFinancial Corporation (Nasdaq -
BFIN) announced today that its Board of Directors has extended the expiration date of the Company's current share repurchase authorization from March 31, 2007 until September 30, 2007, and has increased by 1,158,759 shares the number of shares that can be repurchased in accordance with the authorization. The increase represents approximately 5% of the Company's issued and outstanding shares of common stock as of March 23, 2007. As of March 23, 2007, the Company had repurchased 2,109,274 shares of its common stock out of the 2,446,625 shares that had been previously authorized for repurchase. As a result of these actions, the Company is currently authorized to repurchase 1,496,110 shares of common stock.

     The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

     The authorization will be utilized at management's discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company's Board of Directors.

     The authorization will expire on September 30, 2007, and may be suspended, terminated or modified at any time prior to that date for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

     The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company's stockholders approved at the Company's 2006 Annual Meeting, and for other corporate purposes.

     Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company's principal subsidiary that will be subject to regulatory approval or non-objection.

     In addition, the Company announced today that its 2007 Annual Meeting of Shareholders will be held on June 26, 2007 at 11:00 AM, Chicago, Illinois time. The location of the meeting will be the Willowbrook Holiday Inn, 7800 South Kingery Highway (Route 83), Willowbrook, IL 60527.

     The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2006, the Company had total assets of $1.613 billion, total loans of $1.330 billion, total deposits of $1.130 billion and stockholders' equity of $326 million. As of March 23, 2007, the Company had 23,175,176 million issued and outstanding shares of common stock. The Company's common stock trades on the Nasdaq Global Market under the symbol BFIN.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com.
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For Further Information
Contact:      Shareholder, Analyst
              and Investor Inquiries:                 Media Inquiries:
              Elizabeth A. Doolan,                    Gregg T. Adams,
              Senior Vice President                   Executive Vice President-
              BankFinancial Corporation               Marketing & Sales
              Telephone: 630-242-7151                 BankFinancial Corporation
                                                      Telephone: 630-242-7234